Exhibit 99

Meridian Bancorp, Inc. Reports Record Net Income for the Third Quarter and Nine Months Ended September 30, 2017 and Growth in Total Assets to $5 Billion

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (October 24, 2017): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $13.3 million, or $0.25 per diluted share, for the quarter ended September 30, 2017, up from $11.3 million, or $0.22 per diluted share, for the quarter ended June 30, 2017 and $9.5 million, or $0.18 per diluted share, for the quarter ended September 30, 2016. For the nine months ended September 30, 2017, net income was $33.9 million, or $0.65 per diluted share, up from $22.9 million, or $0.44 per diluted share, for the nine months ended September 30, 2016. The Company’s return on average assets was 1.10% for the quarter ended September 30, 2017, up from 0.97% for the quarter ended June 30, 2017 and 0.94% for the quarter ended September 30, 2016. For the nine months ended September 30, 2017, the Company’s return on average assets was 0.97%, up from 0.80% for the nine months ended September 30, 2016. The Company’s return on average equity was 8.40% for the quarter ended September 30, 2017, up from 7.28% for the quarter ended June 30, 2017 and 6.39% for the quarter ended September 30, 2016. For the nine months ended September 30, 2017, the Company’s return on average equity was 7.25%, up from 5.18% for the nine months ended September 30, 2016.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am proud to report record net income of $13.3 million for the third quarter of 2017, up 18% from the second quarter of 2017 and up 40% from the third quarter of 2016. Our net income was also up 48% to $33.9 million for the first nine months of 2017 from the same period last year. Our total assets grew to over $5 billion during the third quarter. Since Meridian’s second-step stock offering in July 2014, our total assets have increased by $2 billion as driven by the strong organic loan growth that continues to enhance our profitability and operating efficiency.”

Mr. Gavegnano added, “Progress is continuing toward completion of our acquisition of Meetinghouse Bancorp, Inc. and Meetinghouse Bank, with approximately $117 million in assets, $80 million in loans, $98 million in deposits and two branches in Dorchester and Roslindale. Meetinghouse has received shareholder approval for its acquisition by Meridian, with closing of the transaction subject to regulatory approvals and other customary closing conditions. We are also continuing the expansion of our core banking franchise with plans for 2018 to open four new branches in Boston’s Brighton and Mission Hill neighborhoods and in Lynnfield and West Peabody on the North Shore.”

The Company’s net interest income was $38.1 million for the quarter ended September 30, 2017, up $2.6 million or 7.3%, from the quarter ended June 30, 2017 and $6.8 million, or 21.6%, from the quarter ended September 30, 2016. The interest rate spread and net interest margin on a tax-equivalent basis were 3.08% and 3.30%, respectively, for the quarter ended September 30, 2017 compared to 3.01% and 3.24%, respectively, for the quarter ended June 30, 2017 and 3.11% and 3.32%, respectively, for the quarter ended September 30, 2016. For the nine months ended September 30, 2017, net interest income increased $17.7 million, or 19.9%, to $106.9 million from the nine months ended September 30, 2016. The net interest rate spread and net interest margin on a tax-equivalent basis were 3.03% and 3.25%, respectively, for the nine months ended September 30, 2017 compared to 3.14% and 3.35%, respectively, for the nine months ended September 30, 2016. The increases in net interest income were primarily due to loan growth, partially offset by increases in the average balances of total deposits and borrowings and the cost of funds for the quarter and nine months ended September 30, 2017 compared to the respective prior periods.

Total interest and dividend income increased to $48.0 million for the quarter ended September 30, 2017, up $3.5 million, or 7.8%, from the quarter ended June 30, 2017 and $9.6 million, or 24.9%, from the quarter ended September 30, 2016, primarily due to growth in the Company’s average loan balances to $4.403 billion and a five basis point increase in the yield on loans to 4.31% on a tax-equivalent basis. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.13% for the quarter ended September 30, 2017, up 10 basis points from the quarter ended June 30, 2017 and up nine basis points from the quarter ended September 30, 2016. For the nine months ended September 30, 2017, the Company’s total interest and dividend income increased $25.8 million, or 23.8%, to $134.2 million from the nine months ended September 30, 2016 primarily due to growth in the average loan balances of $801.2 million, or 23.6%, to $4.196 billion, partially offset by a decrease in the yield on loans on a tax-equivalent basis of one basis point to 4.27% for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. The Company’s yield on interest-earning assets on a tax-equivalent basis was unchanged at 4.05% for the nine months ended September 30, 2017 and 2016.

Total interest expense increased to $9.9 million for the quarter ended September 30, 2017, up $863,000, or 9.5%, from the quarter ended June 30, 2017 and $2.8 million, or 39.3%, from the quarter ended September 30, 2016. Interest expense on deposits increased to $8.5 million for the quarter ended September 30, 2017, up $593,000, or 7.5%, from the quarter ended June 30, 2017 and $2.3 million, or 35.9%, from the quarter ended September 30, 2016 primarily due to growth in average total deposits to $3.730 billion and increases in the cost of average total deposits to 0.91% from 0.87% for the quarter ended June 30, 2017, and 0.81% for the quarter ended September 30, 2016. Interest expense on borrowings increased to $1.4 million for the quarter ended September 30, 2017, up $270,000, or 24.2%, from the quarter ended June 30, 2017 and $543,000, or 64.3%, from the quarter ended September 30, 2016 primarily due to growth in average total borrowings to $468.6 million. The Company’s total cost of funds was 0.94% for the quarter ended September 30, 2017, up four basis points from the quarter ended June 30, 2017 and 11 basis points from the quarter ended September 30, 2016. Total interest expense increased $8.1 million, or 41.8%, to $27.4 million for the nine months ended September 30, 2017 from the nine months ended September 30, 2016. Interest expense on deposits increased $6.7 million, or 39.2%, to $23.9 million for the nine months ended September 30, 2017 from the nine months ended September 30, 2016 due to the growth in average total deposits of $693.3 million, or 23.5%, to $3.644 billion and an increase in the cost of average total deposits of 10 basis points to 0.88%. Interest expense on borrowings increased $1.3 million, or 62.5%, to $3.5 million for the nine months ended September 30, 2017 from the nine months ended September 30, 2016 due to the growth in average total borrowings of $124.2 million, or 47.5%, to $385.7 million and an increase in the cost of average total borrowings of 11 basis points to 1.21%. The Company’s cost of funds increased 11 basis points to 0.91% for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016.

Mr. Gavegnano noted, “Our earnings have been driven to a new quarterly record by the continuing rise in net interest income, reflecting growth in total loans of $848 million, or 23%, on total loan originations of $1.9 billion since September 30, 2016. Our net interest income rose 7% along with a rise in the net interest margin of six basis points in the third quarter from the second quarter of 2017, on average loan growth of 5% and an increase in the yield on loans of five basis points.”

The Company’s provision for loan losses was $2.5 million for the quarter ended September 30, 2017, up $961,000 from the quarter ended June 30, 2017 and $1.6 million from the quarter ended September 30, 2016. The allowance for loan losses was $45.6 million or 1.00% of total loans at September 30, 2017, compared to $43.2 million or 1.00% of total loans at June 30, 2017, $40.1 million or 1.02% of total loans at December 31, 2016, and $38.7 million or 1.04% of total loans at September 30, 2016. The changes in the provision and the allowance for loan losses were based on management’s assessment of loan portfolio growth and composition changes, declines in historical charge-off trends, reduced levels of problem loans and other improving asset quality trends.

Net charge-offs totaled $44,000 for the quarter ended September 30, 2017, or 0.00% of average loans outstanding on an annualized basis compared to $32,000 for the quarter ended June 30, 2017, and $478,000 for the quarter ended September 30, 2016, or 0.05% of average loans on an annualized basis. For the nine months ended September 30, 2017, net charge-offs totaled $80,000, or 0.00% of average loans outstanding on an annualized basis compared to $584,000 for the nine months ended September 30, 2016, or 0.02% of average loans outstanding on an annualized basis.

Non-accrual loans were $9.2 million, or 0.20% of total loans outstanding, at September 30, 2017; down $2.3 million, or 20.1%, from June 30, 2017; down $4.3 million, or 31.7%, from December 31, 2016; and down $6.0 million, or 39.6%, from September 30, 2016. Non-performing assets were $10.9 million, or 0.21% of total assets, at September 30, 2017, compared to $11.5 million, or 0.24% of total assets, at June 30, 2017, $13.4 million, or 0.30% of total assets at December 31, 2016, and $15.2 million, or 0.36% of total assets, at September 30, 2016.

Mr. Gavegnano commented, “Our non-performing assets declined to a new historic low of 0.21% of total assets with only minor loan charge-off activity during the third quarter of 2017. Maintaining a disciplined underwriting process and outstanding asset quality remains a top priority as we continue to grow at a strong pace.”

Non-interest income was $5.3 million for the quarter ended September 30, 2017, up from $5.0 million for the quarter ended June 30, 2017 and up from $3.3 million for the quarter ended September 30, 2016. Non-interest income increased $223,000, or 4.4%, as compared to the quarter ended June 30, 2017, primarily due to a $1.7 million gain on a life insurance distribution, partially offset by a decrease of $1.5 million in loan fees. As compared to the quarter ended September 30, 2016, non-interest income increased $2.0 million, or 59.1%, primarily due to the $1.7 million gain on a life insurance distribution and a $599,000 increase in gain on sales of securities, net. For the nine months ended September 30, 2017, non-interest income increased $5.8 million, or 67.4%, to $14.4 million from $8.6 million for the nine months ended September 30, 2016, primarily due to a $2.9 million increase in gain on sale of securities, net, the $1.7 million gain on a life insurance distribution, and a $1.3 million increase in loan fees. The gain on life insurance distribution is related to a banked-owned life insurance claim recognized during the third quarter of 2017. The increases in loan fees are primarily due to $1.3 million of loan swap fee income recognized in the second quarter of 2017.

Non-interest expenses were $20.8 million, or 1.71% of average assets for the quarter ended September 30, 2017, compared to $21.4 million, or 1.83% of average assets for the quarter ended June 30, 2017 and $19.2 million, or 1.90% of average assets for the quarter ended September 30, 2016. Non-interest expenses increased $1.6 million, or 8.6%, compared to the quarter ended September 30, 2016, due primarily to increases of $804,000 in salaries and employee benefits, $309,000 in other general and administrative expenses, $271,000 in merger and acquisition expenses, and $235,000 in data processing. For the nine months ended September 30, 2017, non-interest expenses increased $6.4 million, or 11.1%, to $64.1 million from $57.7 million for the nine months ended September 30, 2016, due to increases of $2.7 million in salaries and employee benefits, $869,000 in professional services, $807,000 in occupancy and equipment expenses, $608,000 in deposit insurance premiums, $577,000 in data processing expenses, $271,000 in merger and acquisition expenses, $231,000 in other general and administrative expenses, and $278,000 in marketing and advertising expenses. The increases in salaries and employee benefits expenses reflect annual increases in employee compensation and health benefits during the first quarter of 2017. In addition, the increases in salaries and employee benefits, and occupancy and equipment expenses include costs associated with the expansion of our branch and regulatory compliance staff. Professional services increased primarily due to additional costs related to regulatory compliance projects. The Company’s efficiency ratio improved to 49.04% for the quarter ended September 30, 2017 compared to 53.95% for the quarter ended June 30, 2017 and 55.81% for the quarter ended September 30, 2016. For the nine months ended September 30, 2017, the efficiency ratio was 54.33% compared to 59.31% for the nine months ended September 30, 2016.

Mr. Gavegnano said, “The improvement in our efficiency ratio to 49.04% in the third quarter of 2017 from 53.95% in the second quarter reflected the 7% rise in net interest income, the $1.7 million gain on a distribution from a bank-owned life insurance policy and a $591,000 decline in non-interest expenses. With enhancements to our regulatory compliance infrastructure virtually completed, the related overhead expenses levels are stabilizing. Non-interest expenses in the third quarter included $271,000 related to our pending acquisition of Meetinghouse Bank, with additional merger-related expenses to be incurred as we move forward with the transaction.”

The Company recorded a provision for income taxes of $6.7 million for the quarter ended September 30, 2017, reflecting an effective tax rate of 33.5%, compared to $6.2 million, or an effective tax rate of 35.5%, for the quarter ended June 30, 2017, and $5.1 million, or an effective tax rate of 34.9%, for the quarter ended September 30, 2016. For the nine months ended September 30, 2017, the provision for income taxes was $17.6 million, reflecting an effective tax rate of 34.2%, compared to $11.2 million, or an effective tax rate of 32.9%, for the nine months ended September 30, 2016. The changes in the income tax provision and effective tax rate were primarily due to changes in the components of pre-tax income.

Total assets were $5.086 billion at September 30, 2017, up $299.0 million, or 6.2%, from $4.787 billion at June 30, 2017 and $650.4 million, or 14.7%, from $4.436 billion at December 31, 2016. Net loans were $4.502 billion at September 30, 2017, up $246.0 million, or 5.8%, from June 30, 2017, and $603.2 million, or 15.5%, from December 31, 2016. Loan originations totaled $483.1 million during the quarter ended September 30, 2017 and $1.310 billion during the nine months ended September 30, 2017. The net increase in loans for the nine months ended September 30, 2017 was primarily due to increases of $294.2 million in commercial real estate loans, $139.7 million in multi-family loans, $101.7 million in construction loans, $46.3 million in commercial and industrial loans, and $27.9 million in one- to four-family loans. Cash and due from banks was $300.3 million at September 30, 2017, an increase of $63.9 million, or 27.0% from December 31, 2016. Securities available for sale were $44.7 million at September 30, 2017, a decrease of $23.0 million, or 34.0%, from $67.7 million at December 31, 2016.

Total deposits were $3.945 billion at September 30, 2017, an increase of $285.6 million, or 7.8%, from $3.660 billion at June 30, 2017 and an increase of $469.6 million, or 13.5%, from $3.476 billion at December 31, 2016. Core deposits, which exclude certificate of deposits, increased $304.6 million, or 13.0%, during the nine months ended September 30, 2017 to $2.652 billion, or 67.2% of total deposits. Total borrowings were $471.1 million, down $2.9 million, or 0.6%, from June 30, 2017 and up $148.6 million, or 46.1%, from December 31, 2016.

Total stockholders’ equity increased $13.7 million, or 2.2%, to $640.4 million at September 30, 2017 from $626.7 million at June 30, 2017, and $33.1 million, or 5.5%, from $607.3 million at December 31, 2016. The increase for the nine months ended September 30, 2017 was primarily due to net income of $33.9 million, $4.5 million related to stock-based compensation plans and $816,000 in accumulated other comprehensive income, reflecting an increase in the fair value of available-for-sale securities, partially offset by dividends of $0.12 per share totaling $6.1 million. Stockholders’ equity to assets was 12.59% at September 30, 2017, compared to 13.09% at June 30, 2017 and 13.69% at December 31, 2016. Book value per share increased to $11.87 at September 30, 2017 from $11.33 at December 31, 2016. Tangible book value per share increased to $11.62 at September 30, 2017 from $11.08 at December 31, 2016. Market price per share decreased $0.25, or 1.3%, to $18.65 at September 30, 2017 from $18.90 at December 31, 2016. At September 30, 2017, the Company and the Bank continued to exceed all regulatory capital requirements.

As of September 30, 2017, the Company had repurchased 2,059,611 shares of its stock at an average price of $13.71 per share, or 75.2% of the 2,737,334 shares authorized for repurchase under the Company’s repurchase program adopted in August 2015. The Company did not repurchase any of its shares during the nine months ended September 30, 2017.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 31 full-service locations and one mobile location in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016
	(Dollars in thousands)
ASSETS
Cash and due from banks	$300,297	$234,776	$236,423	$182,852
Certificates of deposit	75,192	85,323	80,323	30,342
Securities available for sale, at fair value	44,661	52,362	67,663	145,441
Federal Home Loan Bank stock, at cost	22,976	22,579	18,175	17,818
Loans held for sale	3,707	2,257	3,944	2,854
Loans:
One- to four-family	560,393	552,762	532,450	526,828
Home equity lines of credit	42,042	42,599	42,913	46,249
Multi-family	702,631	695,602	562,948	522,444
Commercial real estate	2,070,761	1,927,572	1,776,601	1,607,276
Construction	604,487	517,471	502,753	490,016
Commercial and industrial	561,769	557,443	515,430	501,976
Consumer	10,222	10,058	9,712	9,680

Total loans	4,552,305	4,303,507	3,942,807	3,704,469
Allowance for loan losses	(45,643)	(43,229)	(40,149)	(38,697)
Net deferred loan origination fees	(4,794)	(4,443)	(3,990)	(4,159)

Loans, net	4,501,868	4,255,835	3,898,668	3,661,613
Bank-owned life insurance	40,052	41,325	40,745	40,451
Foreclosed real estate, net	1,690	—	—	—
Premises and equipment, net	40,077	40,621	41,427	40,747
Accrued interest receivable	11,580	11,068	10,381	9,209
Deferred tax asset, net	21,487	21,728	21,461	19,835
Goodwill	13,687	13,687	13,687	13,687
Other assets	9,140	5,853	3,105	8,281

Total assets	$5,086,414	$4,787,414	$4,436,002	$4,173,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing demand deposits	$455,540	$457,009	$431,222	$410,667
NOW deposits	896,561	779,208	630,413	547,650
Money market deposits	975,246	972,720	980,344	863,385
Regular savings and other deposits	324,895	321,674	305,632	301,754
Certificates of deposit	1,293,227	1,129,306	1,128,226	1,106,113

Total deposits	3,945,469	3,659,917	3,475,837	3,229,569
Short-term borrowings	—	40,000	—	—
Long-term debt	471,069	434,015	322,512	319,820
Accrued expenses and other liabilities	29,472	26,753	30,356	26,685

Total liabilities	4,446,010	4,160,685	3,828,705	3,576,074

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 53,947,394, 53,649,946, 53,596,105 and 53,714,191 shares issued at September 30, 2017, June 30, 2017, December 31, 2016 and September 30, 2016, respectively	539	537	536	537
Additional paid-in capital	393,903	392,446	390,065	390,587
Retained earnings	262,079	250,800	234,290	224,509
Accumulated other comprehensive income	2,622	1,905	1,806	1,044
Unearned compensation—ESOP, 2,587,477, 2,617,918, 2,678,800 and 2,709,242 at September 30, 2017, June 30, 2017, December 31, 2016 and September 30, 2016, respectively	(18,739)	(18,959)	(19,400)	(19,621)

Total stockholders’ equity	640,404	626,729	607,297	597,056

Total liabilities and stockholders’ equity	$5,086,414	$4,787,414	$4,436,002	$4,173,130

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$46,597	$43,195	$37,444	$130,281	$105,369
Interest on debt securities:
Taxable	58	83	203	260	707
Tax-exempt	—	8	30	18	95
Dividends on equity securities	275	291	365	843	1,183
Interest on certificates of deposit	221	196	75	629	380
Other interest and dividend income	819	736	303	2,200	709

Total interest and dividend income	47,970	44,509	38,420	134,231	108,443

Interest expense:
Interest on deposits	8,528	7,935	6,273	23,882	17,162
Interest on short-term borrowings	—	4	—	4	6
Interest on long-term debt	1,388	1,114	845	3,482	2,139

Total interest expense	9,916	9,053	7,118	27,368	19,307

Net interest income	38,054	35,456	31,302	106,863	89,136
Provision for loan losses	2,458	1,497	858	5,574	5,876

Net interest income, after provision for loan losses	35,596	33,959	30,444	101,289	83,260

Non-interest income:
Customer service fees	2,081	2,214	2,172	6,347	6,258
Loan fees	180	1,634	293	1,882	583
Mortgage banking gains, net	176	82	274	348	448
Gain on sales of securities, net	865	808	266	3,247	393
Income from bank-owned life insurance	294	292	296	874	894
Gain on life insurance distribution	1,657	—	—	1,657	—

Total non-interest income	5,253	5,030	3,301	14,355	8,576

Non-interest expenses:
Salaries and employee benefits	12,973	12,752	12,169	39,400	36,661
Occupancy and equipment	2,676	3,036	2,577	8,735	7,928
Data processing	1,528	1,474	1,293	4,381	3,804
Marketing and advertising	715	953	832	2,522	2,244
Professional services	624	1,106	663	2,865	1,996
Deposit insurance	660	813	572	2,164	1,556
Merger and acquisition	271	—	—	271	—
Other general and administrative	1,367	1,271	1,058	3,758	3,527

Total non-interest expenses	20,814	21,405	19,164	64,096	57,716

Income before income taxes	20,035	17,584	14,581	51,548	34,120
Provision for income taxes	6,702	6,237	5,084	17,624	11,239

Net income	$13,333	$11,347	$9,497	$33,924	$22,881

Earnings per share:
Basic	$0.26	$0.22	$0.19	$0.66	$0.45
Diluted	$0.25	$0.22	$0.18	$0.65	$0.44
Weighted average shares:
Basic	51,229,203	51,003,967	50,982,633	51,061,959	51,192,332
Diluted	52,672,962	52,422,486	52,093,009	52,541,752	52,297,367

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	For the Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Interest (1)	Yield Cost (1)(6)	Average Balance	Interest (1)	Yield Cost (1)(6)	Average Balance	Interest (1)	Yield Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$4,402,966	$47,855	4.31%	$4,180,602	$44,431	4.26%	$3,614,168	$38,684	4.26%
Securities and certificates of deposit	132,972	658	1.96	142,159	691	1.95	157,293	823	2.08
Other interest-earning assets (3)	208,193	819	1.56	239,590	736	1.23	148,425	303	0.81

Total interest-earning assets	4,744,131	49,332	4.13	4,562,351	45,858	4.03	3,919,886	39,810	4.04

Noninterest-earning assets	115,491			110,509			117,703

Total assets	$4,859,622			$4,672,860			$4,037,589

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$819,965	1,874	0.91	$753,839	1,598	0.85	$493,612	816	0.66
Money market deposits	966,340	2,240	0.92	992,382	2,219	0.90	836,941	1,715	0.82
Regular savings and other deposits	323,621	113	0.14	317,656	114	0.14	298,799	107	0.14
Certificates of deposit	1,169,264	4,301	1.46	1,147,440	4,004	1.40	1,085,898	3,635	1.33

Total interest-bearing deposits	3,279,190	8,528	1.03	3,211,317	7,935	0.99	2,715,250	6,273	0.92
Borrowings	468,642	1,388	1.18	356,325	1,118	1.26	320,091	845	1.05

Total interest-bearing liabilities	3,747,832	9,916	1.05	3,567,642	9,053	1.02	3,035,341	7,118	0.93

Noninterest-bearing demand deposits	450,890			456,447			383,953
Other noninterest-bearing liabilities	26,228			25,732			23,977

Total liabilities	4,224,950			4,049,821			3,443,271
Total stockholders’ equity	634,672			623,039			594,318

Total liabilities and stockholders’ equity	$4,859,622			$4,672,860			$4,037,589

Net interest-earning assets	$996,299			$994,709			$884,545

Fully tax-equivalent net interest income		39,416			36,805			32,692
Less: tax-equivalent adjustments		(1,362)			(1,349)			(1,390)

Net interest income		$38,054			$35,456			$31,302

Interest rate spread (1)(4)			3.08%			3.01%			3.11%
Net interest margin (1)(5)			3.30%			3.24%			3.32%
Average interest-earning assets to average interest-bearing liabilities		126.58%			127.88%			129.14%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$3,730,080	$8,528	0.91%	$3,667,764	$7,935	0.87%	$3,099,203	$6,273	0.81%
Total deposits and borrowings, including noninterest-bearing demand deposits	$4,198,722	$9,916	0.94%	$4,024,089	$9,053	0.90%	$3,419,294	$7,118	0.83%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, yields on loans before tax-equivalent adjustments were 4.20%, 4.14% and 4.12%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.65%, 1.63% and 1.70%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.01%, 3.91% and 3.90%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016 was 2.96%, 2.89% and 2.97%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016 was 3.18%, 3.12% and 3.18%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	For the Nine Months Ended,
	September 30, 2017			September 30, 2016
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$4,196,281	$133,976	4.27%	$3,395,072	$108,788	4.28%
Securities and certificates of deposit	140,277	2,076	1.98	196,022	2,852	1.94
Other interest-earning assets (3)	230,291	2,200	1.28	114,064	709	0.83

Total interest-earning assets	4,566,849	138,252	4.05	3,705,158	112,349	4.05

Noninterest-earning assets	112,600			118,211

Total assets	$4,679,449			$3,823,369

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$743,531	4,691	0.84	$432,729	1,962	0.61
Money market deposits	988,884	6,689	0.90	841,430	5,070	0.80
Regular savings and other deposits	316,463	335	0.14	295,313	316	0.14
Certificates of deposit	1,150,472	12,167	1.41	1,009,724	9,814	1.30

Total interest-bearing deposits	3,199,350	23,882	1.00	2,579,196	17,162	0.89
Borrowings	385,696	3,486	1.21	261,524	2,145	1.10

Total interest-bearing liabilities	3,585,046	27,368	1.02	2,840,720	19,307	0.91

Noninterest-bearing demand deposits	444,324			371,204
Other noninterest-bearing liabilities	26,421			22,841

Total liabilities	4,055,791			3,234,765
Total stockholders’ equity	623,658			588,604

Total liabilities and stockholders’ equity	$4,679,449			$3,823,369

Net interest-earning assets	$981,803			$864,438

Fully tax-equivalent net interest income		110,884			93,042
Less: tax-equivalent adjustments		(4,021)			(3,906)

Net interest income		$106,863			$89,136

Interest rate spread (1)(4)			3.03%			3.14%
Net interest margin (1)(5)			3.25%			3.35%
Average interest-earning assets to average interest-bearing liabilities		127.39%			130.43%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$3,643,674	$23,882	0.88%	$2,950,400	$17,162	0.78%
Total deposits and borrowings, including noninterest-bearing demand deposits	$4,029,370	$27,368	0.91%	$3,211,924	$19,307	0.80%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the six months ended September 30, 2017, and 2016, yields on loans before tax-equivalent adjustments were 4.15% and 4.15%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.67% and 1.61%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.93% and 3.91%, respectively. Interest rate spread before tax-equivalent adjustments for the six months ended September 30, 2017, and 2016 was 2.91% and 3.00%, respectively, while net interest margin before tax-equivalent adjustments for the six months ended September 30, 2017, and 2016 was 3.13% and 3.21%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Key Performance Ratios
Return on average assets (1)	1.10%	0.97%	0.94%	0.97%	0.80%
Return on average equity (1)	8.40	7.28	6.39	7.25	5.18
Interest rate spread (1) (2)	3.08	3.01	3.11	3.03	3.14
Net interest margin (1) (3)	3.30	3.24	3.32	3.25	3.35
Non-interest expense to average assets (1)	1.71	1.83	1.90	1.83	2.01
Efficiency ratio (4)	49.04	53.95	55.81	54.33	59.31

	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$7,055	$7,667	$8,487	$8,828
Home equity lines of credit	563	619	674	746
Commercial real estate	862	2,666	2,807	2,871
Construction	173	—	815	2,031
Commercial and industrial	525	529	653	730

Total non-accrual loans	9,178	11,481	13,436	15,206
Foreclosed assets	1,690	—	—	—

Total non-performing assets	$10,868	$11,481	$13,436	$15,206

Allowance for loan losses/total loans	1.00%	1.00%	1.02%	1.04%
Allowance for loan losses/non-accrual loans	497.31	376.53	298.82	254.49
Non-accrual loans/total loans	0.20	0.27	0.34	0.41
Non-accrual loans/total assets	0.18	0.24	0.30	0.36
Non-performing assets/total assets	0.21	0.24	0.30	0.36
Capital and Share Related
Stockholders’ equity to total assets	12.59%	13.09%	13.69%	14.31%
Book value per share	$11.87	$11.68	$11.33	$11.12
Tangible book value per share	$11.62	$11.43	$11.08	$10.86
Market value per share	$18.65	$16.90	$18.90	$15.57
Shares outstanding	53,947,394	53,649,946	53,596,105	53,714,191

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio is a non-GAAP measure representing non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on sales of securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains or losses on sales of securities as management deems them to be discretionary and not representative of operating performance.